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                                 Exhibit 99.4
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                      Palm Lowers Fourth Quarter Outlook
  Expects to Take One-Time Charges; Palm's Device and OS Share Remain Strong

    SANTA CLARA, Calif., May 17 /PRNewswire/ -- Palm, Inc. (Nasdaq: PALM), a
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pioneer in the field of mobile and wireless Internet solutions and a leading provider of handheld computers, today is providing a business update. This update includes a lower revenue outlook for its fourth quarter of fiscal 2001. It also summarizes recent actions Palm has taken to address current conditions. In a separate announcement, the company also said that Palm and Extended Systems (Nasdaq: XTND) have mutually and amicably agreed to terminate
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their proposed merger.

    Palm reported that it currently expects revenue for the fourth quarter of fiscal 2001 to range between $140 million and $160 million, compared to its previous fourth quarter revenue outlook of $300 million to $315 million. The company reported revenues of $350 million in the fourth quarter of fiscal 2000 and $471 million in the third quarter of fiscal 2001.

    "Our new m500 family of handheld computers is shipping in volume later than we had hoped, precluding the opportunity for distributors, retailers and resellers to reorder in our fourth quarter," said Carl Yankowski, Palm's chief executive officer. "In addition, we believe that this delay stalled sales of our existing products in all regions. The shipment delay accounts for the bulk of our reduced revenue outlook and is exacerbated by the slowing economy, which we believe has spread beyond the U.S.

    "In response, we are offering more attractive pricing and promotions on our existing products than we had previously anticipated.

    "We are encouraged, however, by several factors," Yankowski said.

    They are:

    -- Resolution of the issues causing the volume shipment delay;
    -- Commencement of Palm(TM) m500 family shipments outside the United States, which has just begun, with shipments to all major markets expected by the end of June;
    -- Positive initial U.S. retail sell-through data on our new products; and -- Several surveys indicating that Palm branded and Palm Powered(TM)
       devices continue to hold or increase Palm's leading share.

    The company's outlook for pro forma operating loss is now expected to range between $170 million and $190 million, compared to previous estimates of $80 million to $85 million. The company reported pro forma operating profit of $13 million in the fourth quarter of fiscal 2000 and $4 million in the third quarter of fiscal 2001. Pro forma operating profit (loss) comparisons exclude certain expenses, including amortization of goodwill and intangible assets, purchased in-process technology, legal settlements, separation costs and other one-time charges expected in the fourth quarter of fiscal 2001.

    The company expects to take the following one-time charges in the fourth quarter of fiscal 2001:

    -- A charge to provide for excess component and finished goods inventory and related costs. This inventory charge is expected to be approximately $300 million.
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    -- Restructuring and other special charges related to severance costs, real estate consolidation, and other actions, many of which will reduce ongoing expenses. Palm reported that it had implemented a previously announced reduction-in-force in mid-April that lowered the company's employee and contractor work force by approximately 300 people or 15 percent. Palm said it expects to see approximately $34 million in expense savings during fiscal year 2002 from this action. Real estate actions include consolidating employees in fewer buildings, subleasing excess facilities, and possible termination of the lease agreement for the property previously planned for its future corporate campus in San Jose, Calif.

    Palm plans to report its fourth quarter and year-end results during the week of June 25, 2001.

    Palm m500 Series Shipping

    Palm is now shipping in volume its new m500 handheld computer series. The advanced m500 products use the company's new Palm OS(R) 4.0 and incorporate the company's dual expansion architecture, featuring a Secure Digital (SD) and MultiMediaCard expansion slot, plus Palm's new Universal Connector with USB connectivity. The company's dual expansion architecture opens up exciting new product uses, including interoperability between handhelds and other consumer electronic devices, such as digital cameras and printers. The company also expects initial availability of SD cards with input/output capabilities, including Bluetooth applications, by the end of the year.

    "We remain confident about the long-term prospects for Palm and our industry. We have exciting new products, extraordinary brand positioning, the leading handheld device and OS share, and are backed by the power and leverage of the Palm Economy, now with more than 155,000 registered developers and 10,000 software applications written for the Palm platform. We are also aggressively investing in R&D to drive increasingly innovative solutions so we can reach new customers in new markets," said Yankowski.

    About Palm, Inc.

    Palm, Inc. is a pioneer in the field of mobile and wireless Internet solutions and a leading provider of handheld computers, according to IDC (December 2000). Based on the Palm OS(R) platform, Palm's handheld solutions allow people to carry and access their most critical information with them wherever they go. Palm(TM) handhelds address the needs of individuals, enterprises and educational institutions through thousands of application solutions.

    The Palm OS platform is also the foundation for products from Palm's licensees and strategic partners, such as Franklin Covey, HandEra
(formerly TRG), Handspring, IBM, Kyocera, Sony, and Symbol Technologies. Platform licensees also include Nokia and Samsung. The Palm Economy is a growing global community of industry-leading licensees, world-class OEM customers, and more than 155,000 innovative developers and solution providers that have registered to develop solutions based on the Palm OS platform. Palm went public on March 2, 2000. Its stock is traded on the Nasdaq national market under the symbol PALM. More information is available at http://www.palm.com.
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    Safe Harbor Statement

    This release contains forward-looking statements. In particular, the release includes statements about expected fourth quarter revenue and
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pro forma operating loss. These statements are subject to numerous risks and uncertainties that may cause Palm to have different results, including the level of orders and shipments during the final weeks of the quarter, accounting adjustments made during the closing of the quarter, the continuing effect of the current economic slowdown, and anticipated shipments, acceptance and success of new products. The release also contains forward-looking statements about expected one-time charges for the fourth quarter. These statements are also subject to risks and uncertainties, including accounting adjustments during the closing of fourth fiscal quarter and changed business circumstances during the final weeks of the quarter that may result in the need to change or eliminate these charges. The release also contains a statement about expected expense savings during fiscal year 2002 from a reduction-in-force. This statement is subject to risks, including the ability of Palm to effectively identify and eliminate expenses, possible fluctuations in future expenses, and significant expenses that may need to be incurred but that are unforeseen at this time. Other risks are explained in Palm's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K filed on August 16, 2000 and its most recent Form 10-Q filed on April 11, 2001.

    NOTE: Palm OS is a registered trademark and Palm and Palm Powered are trademarks of Palm, Inc. or its subsidiaries.

    INVESTOR'S NOTE: The company will hold a conference call for press and analysts at 2 p.m. PDT to discuss matters covered in this press release. The dial-in number for the call is 800-275-3210 in the United States and 973-633-1010 for international callers. A telephone call replay of the conference call will be available through May 31, 2001 beginning today at approximately 5 p.m. PDT. The dial-in number for the replay is 877-519-4471 (PIN # 2611893) in the United States and 973-341-3080 (PIN #2611893) for
international callers. The conference call will also be available over the Internet by logging onto the investor relations section of Palm's website at http://www.palm.com/.
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